                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           VARCO INTERNATIONAL, INC.
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           VARCO INTERNATIONAL, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 1995

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Varco International, Inc. (the "Company") will be held at the Anaheim Marriott Hotel, 700 Convention Way, Anaheim, California, on Thursday, May 18, 1995 at 10:00 a.m., local time, for the following purposes:

    1. To elect eleven directors to serve until the next annual meeting and until their successors are elected and qualified. In connection therewith, the Company's Board of Directors intends to nominate for election George Boyadjieff, Talton R. Embry, Andre R. Horn, Maurice E. Jacques, Jack W. Knowlton, Leo J. Pircher, Walter B. Reinhold, Carroll W. Suggs, Robert A. Teitsworth, Eugene R. White and James D. Woods.

    2. To consider and act upon a proposal to approve certain amendments to the Company's 1980 Employee Stock Purchase Plan described in the accompanying Proxy Statement.

    3. To consider and act upon a proposal to approve certain amendments to the Company's Stock Bonus Plan described in the accompanying Proxy Statement.

    4. To consider and act upon a proposal to approve the adoption of the Company's 1994 Directors' Stock Option Plan.

    5. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the annual period ending December 31, 1995.

    6. To transact such other business as may properly come before the meeting.

  Holders of Common Stock of record at the close of business on March 23, 1995, will be entitled to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Donald L. Stichler
                                             Secretary

Orange, California
April 5, 1995

  SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF IT IS MAILED IN THE UNITED STATES.

                           VARCO INTERNATIONAL, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                     SOLICITATION AND REVOCATION OF PROXIES

  Your proxy on the enclosed form is solicited by the Board of Directors of Varco International, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on May 18, 1995, and at any adjournment thereof. The cost of this proxy solicitation will be borne by the Company. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to the beneficial owners of the Company's Common Stock. The Company expects to reimburse such parties for their charges and expenses in connection therewith. In addition to solicitation by mail, directors, officers and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, telegraph or personally.

  The only matters of business which the Board of Directors intends to present at the meeting are: the election of eleven directors to serve for the ensuing year and until their successors are elected and qualified; the approval of certain amendments to the Company's 1980 Employee Stock Purchase Plan; the approval of certain amendments to the Company's Stock Bonus Plan; the approval of the adoption of the Company's 1994 Directors' Stock Option Plan and the ratification of the selection of Ernst & Young LLP as independent auditors for the Company for the annual period ending December 31, 1995.

  Any shareholder giving the accompanying proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. A proxy may also be revoked by giving written notice to the Company of the shareholder's death or incapacity prior to the counting of the vote. Giving the accompanying proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting. Unless you revoke your proxy or attend the meeting and elect to vote in person, your shares will be voted in accordance with your instructions or, if no choices are specified, will be voted in accordance with the recommendations of the Board of Directors. This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 6, 1995. The mailing address of the principal executive offices of the Company is 743 North Eckhoff Street, Orange, California 92668. The Company's telephone number is (714) 978-1900.

                               VOTING AT MEETING

  The close of business on March 23, 1995 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date the Company had outstanding 33,385,870 shares of Common Stock. The presence, either in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. "Non-votes" are counted as present in determining whether the quorum requirement is satisfied but are not considered as having voted for the purposes of determining the outcome of a vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of directors, shareholders are entitled to cumulate their votes for candidates if such candidates' names have been placed in nomination prior to the voting and a shareholder has given notice at the Annual Meeting prior to the voting of his or her intention to cumulate votes. If votes for directors may be cumulated, each share has a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The eleven nominees for director receiving the highest number of votes at the Annual Meeting will be elected. In all matters other than the election of directors, each share has one vote.

                             ELECTION OF DIRECTORS

NOMINEES

  Eleven directors, constituting the entire Board of Directors of the Company, are to be elected at the 1995 Annual Meeting. The persons to be elected as directors at the 1995 Annual Meeting will hold office until the 1996 Annual Meeting and until their successors are elected and qualified.

  The proxies solicited by the Company's Board of Directors will be voted for the election of the nominees named below and votes will be cumulated, if applicable, in such manner as the proxy holders may determine in their discretion, unless and to the extent authority to do so is withheld in the enclosed proxy. If for any reason one or more of the nominees should be unable to serve or refuse to serve as director (an event which the Board of Directors does not anticipate), the persons named in the enclosed proxy will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to do so is included in the proxy.

  Certain information with respect to each nominee is presented below. The Board of Directors recommends shareholders vote FOR the election of each nominee as a director of the Company.

  WALTER B. REINHOLD, Chairman of the Board, has been a director of the Company since 1970. He served as Chief Executive Officer of the Company from 1970 until April 1991, and prior thereto he served as Executive Vice President. He has been employed by the Company since 1949. Mr. Reinhold is a director of Amdahl Corporation and Revco Drug Stores, Inc. Mr. Reinhold received a Bachelor of Arts degree from Stanford University. Age 70.

  GEORGE BOYADJIEFF, a director of the Company since 1976, is the President and Chief Executive Officer of the Company. He has served as President since 1981 and has been Chief Executive Officer since April 1991. Mr. Boyadjieff served as Chief Operating Officer from 1979 until April 1991. Prior to his election as President, he was Senior Vice President--Operations. He has been employed by the Company since 1969. Mr. Boyadjieff received Bachelor of Science and Master of Science degrees from the University of California at Berkeley. Age 56.

  TALTON R. EMBRY, is owner, President and Chief Investment Officer of Magten Asset Management Corporation ("Magten") which he founded in 1978. Mr. Embry is Co-Chairman of the Board of Directors of Revco Drug Stores, Inc. Mr. Embry is also a director of Combined Broadcasting, Capsure Holdings Corp., TSX Corporation, BDK Holdings, Inc. and Thermadyne Holdings Corp. Mr. Embry received a Bachelor of Arts degree from Rutgers University. Mr. Embry served as a director of the Company from May 1986 through August 1986 and from May 1987 until present. Age 48.

  On September 9, 1993, Mr. Embry and Magten, without admitting or denying the allegations in a complaint by the Securities and Exchange Commission (the "Commission"), consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Securities Exchange Act of 1934, as amended, the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended. The Commission's complaint alleged principally that Mr. Embry failed to advise clients of certain personal trades relevant to the clients' holdings, to obtain certain consents required under applicable law in connection therewith, and to comply with certain reporting requirements. The complaint did not involve the securities of the Company. Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients.

  ANDRE R. HORN, a director of the Company since July, 1987, retired from Joy Manufacturing Co. in 1985 where he served as a director and Chairman of the Board. Mr. Horn was Chairman of the Board of Needham & Co., Inc. ("Needham"), investment bankers, from 1985 until March 31, 1991. He is a director of Western Digital Corporation, GTI Corporation and Remec, Inc. Mr. Horn is a graduate of the University of Paris. Age 66.
 Member: Audit Committee

  MAURICE E. JACQUES, a director of the Company since 1982, was elected as Vice President of Sales and Marketing of the Company's Varco Drilling Systems Division in May 1989. He served as Vice President of the Company from May 1984 until April 1991. He served as Vice President--Marketing of Varco Oil Tools from 1977 to 1979 and has been employed by the Company since 1975. Mr. Jacques received his Bachelor of Science and Master of Science degrees from the University of California at Berkeley and his Master of Business Administration degree from Loyola University of Chicago. Age 58.

  JACK W. KNOWLTON, a director of the Company since 1975, is the President and owner of The Knowlton Company, which provides consulting services to the oil service industry. From 1987 to 1989 Mr. Knowlton was President and a director of Sub Sea Systems, a manufacturer of underwater camera devices. From 1983 to 1986 Mr. Knowlton was Senior Vice President--Technology and Marketing of Smith International, Inc., prior to which he served as a Group Vice President. Prior to 1977 Mr. Knowlton was President of Martin Decker Company, a subsidiary of Gardner-Denver Company. Mr. Knowlton is a director of The O'Malley Company. Mr. Knowlton received a Bachelor of Science degree from Stanford University. Age 68.
 Member: Audit Committee; Compensation Committee

  LEO J. PIRCHER, a director of the Company since 1970, has been a member of Pircher, Nichols & Meeks, general counsel for the Company, since November 1983. Mr. Pircher is a graduate of the University of California at Berkeley and the University of California Boalt Hall School of Law. Age 62.

  CARROLL W. SUGGS, a director of the Company since August 1993, is the Chairman of the Board and Chief Executive Officer of Petroleum Helicopters, Inc., a provider of helicopter services to companies engaged in offshore oil and gas exploration, development and production. She has been Chairman of the Board of Petroleum Helicopters, Inc. since March 1990 and Chief Executive Officer since July 1992 and was Vice Chairman of the Board from September 1989 to March 1990. Age 56.

  ROBERT A. TEITSWORTH, a director of the Company since 1979, has been an independent oil and gas producer since 1986. From 1983-1986 he was co-owner and Chief Executive Officer of Trio Petroleum Inc. From 1959 to 1983 Mr. Teitsworth was employed by Occidental Oil and Gas Corporation. From 1971 to 1983 he was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation. During the same period Mr. Teitsworth also served as an Executive Vice President and on the Board of Directors of Occidental Petroleum Corporation. Mr. Teitsworth received Bachelor of Science and Master of Science degrees from Stanford University. Age 64.
 Member: Audit Committee; Compensation Committee

  EUGENE R. WHITE, a director of the Company since October 1990, Mr. White has held various positions at Amdahl Corporation; he served as the Vice Chairman of Amdahl Corporation from 1987 to 1994 and he served as Chairman of the Board from 1979 to 1987, and Chief Executive Officer from 1979 to 1983. Mr. White was Deputy Chairman of the Board and was Amdahl's President from 1974 to 1977. He is a director of Antares Alliance Group, Horizon Hospitality, Needham & Co. and St. Ives Laboratories Corporation. Mr. White received a Bachelor of Science in physics from the University of Maine. Age 63.

  JAMES D. WOODS is the Chairman, President and Chief Executive Officer of Baker Hughes Incorporated ("Baker Hughes"). He has been President and CEO since April 1987 and Chairman since January 1989. Baker Hughes is a provider of products and services to the oil, gas and process industries. Mr. Woods serves on the Board of Directors for Broadway Stores Inc., The Kroger Co., Wynn's International, Inc., and Taco Cabana, Inc. Mr. Woods received a Bachelor of Arts degree from California State University, Fullerton. Mr. Woods served as a director of the Company from October 1988 through May 1990 and from December 1990 until present. Age 63.
 Member: Compensation Committee

  On September 29, 1988, the Company acquired the BJ Machinery Division from Baker Hughes pursuant to the provisions of an Asset Purchase Agreement dated as of August 10, 1988 (the "Purchase Agreement") between the Company and Baker Hughes. Pursuant to the Purchase Agreement, the Company agreed to use its best efforts to cause a designee of Baker Hughes to be elected to the Company's Board of Directors until the earlier of (i) the date on which the Company shall have paid to Baker Hughes royalty payments, based on sales of a defined group of products, in the aggregate amount of $15,000,000 after discounting each payment back to the closing of the acquisition, applying a discount rate of 12 1/2% (subject to certain exceptions) and (ii) the eighth anniversary of the closing of the acquisition. If the Company's Board of Directors fails to name Baker Hughes' designee as a nominee for election at any annual meeting of shareholders or the Company's management fails to vote any proxies granting it the power to vote for Baker Hughes' designee, Baker Hughes may increase the applicable rate used in calculating the discounted value of the royalty payments from 12 1/2% to 13%. Mr. Woods is Baker Hughes' designee for election as a director of the Company.

BOARD MEETINGS AND COMMITTEES

  During 1994, the Board of Directors of the Company held a total of six meetings. All directors attended at least 75% of the total number of meetings of the full Board of Directors and of committees of which such directors were members except Messrs. Horn, Reinhold and Woods were unable to attend two of the Board of Directors' meetings.

  The committees of the Board of Directors are the Audit Committee and the Compensation Committee. Messrs. Horn (chairman), Knowlton and Teitsworth are presently the members of the Audit Committee. The members of the Compensation Committee are Messrs. Woods (chairman), Knowlton and Teitsworth.

  The Audit Committee meets at least annually with the Company's independent auditors and the Company's management to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. Reports of the Audit Committee's findings are made to the Board of Directors. The Audit Committee makes recommendations to the Board of Directors with respect to the scope of the audit conducted by the independent auditors of the Company and the related fees; the accounting principles being applied by the Company in financial reporting; and the adequacy of internal controls. The Audit Committee met three times in 1994.

  The Compensation Committee meets periodically to review the Company's executive compensation policies. The Compensation Committee administers the executive compensation program, makes recommendations to the Board of Directors from time to time concerning the Company's compensation and benefits practices generally, and is the administrator of the Company's stock option plans, stock bonus plan, and stock purchase plan. The Compensation Committee met twice in 1994.

  The Company does not have a nominating committee. Nominations for the Board of Directors are made and considered by the Board of Directors as a whole.

DIRECTOR COMPENSATION

  For their services rendered on the Board of Directors, directors other than Messrs. Reinhold, Boyadjieff, and Jacques receive an annual fee of $13,000 plus $2,000 for each meeting of the Board of Directors attended (other than meetings attended by means of telephonic conference equipment) and $500 for each meeting of any Committee of the Board of Directors attended (other than a Committee meeting held in conjunction with a meeting of the Board of Directors and other than Committee meetings attended by means of telephonic conference equipment).

  On August 11, 1994 (the "Approval Date"), the Board of Directors of the Company adopted the 1994 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the automatic grant of "initial" options and "annual" options. Initial options are granted to each non-employee director on the Approval Date and to each subsequently-elected non-employee director on the date of his or her initial election as a director, and annual options are granted to each non-employee director on the second Thursday of August in each year, commencing in 1995 and continuing through 2003. Each option granted under the Directors' Plan (1) is for 5,000 shares of the Company's Common Stock; (2) has a per share exercise price equal to the fair market value of the Company's Common Stock on the date of grant; (3) generally becomes exercisable in two equal annual installments on the first and second anniversaries of the date of grant; and (4) is for a term of 10 years, subject to earlier termination in accordance with the terms of the Directors' Plan. Pursuant to the Directors' Plan each current non-employee director was granted an initial option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $6.3125 per share on the Approval Date. The Directors' Plan was adopted by the Board of Directors subject to receipt of shareholder approval on or before July 31, 1995. If such approval is not received, the options granted on the Approval Date will be void, and no further options will be granted under the Directors' Plan. See "APPROVAL OF 1994 DIRECTORS' STOCK OPTION PLAN."

  On August 2, 1994, the Board of Directors approved the Director Savings Plan (the "Director Savings Plan"), which is designed to provide supplemental retirement income benefits to the Company's non-employee directors by enabling participants to defer up to 100% of their annual fee and meeting fees. Participants in the Director Savings Plan may also participate in the Company's "split-dollar" life insurance program pursuant to which the Company will purchase a life insurance policy for a premium equal to the amounts deferred plus any additional amount required to provide a minimum death benefit. Amounts payable to a participant under the Director Savings Plan are offset by any benefits paid under the participant's life insurance policy. In addition to providing death benefits, the life insurance policies are intended to provide security for the payment of benefits under the Director Savings Plan (a) in the event of (1) the termination of a director's service on the Board of Directors (including a failure to renominate a director for election) where such director has indicated his or her willingness to serve and the termination is not the result of his or her removal for cause or (2) a termination by a director of his or her service on the Board within three years after a "Change in Control" and following a reduction in directors' fees not agreed to by such director;
(b) at the participant's election upon two years' advance notice; or (c) in the event of the disability of a director. A Change in Control occurs in the event
(1) any person or group becomes the beneficial owner of more than 20% of the Company's Common Stock; (2) a change within a two-year period in a majority of the Board of Directors without the approval of two-thirds of the directors; (3) certain mergers of the Company; (4) the sale or other disposition of substantially all of the Company's assets; or (5) the liquidation or dissolution of the Company. If the Company purchases 5,300,000 shares of its Common Stock pursuant to the Tender Offer described below under the caption "BENEFICIAL OWNERSHIP OF VARCO SECURITIES", and, as Baker Hughes has represented to the Company is its intention, Baker Hughes does not tender any shares pursuant to the Tender Offer, Baker Hughes will become the owner of more than 20% of the Company's Common Stock, resulting in a Change in Control under the "split-dollar" life insurance program.

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

  The Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and written representations from the Company's executive officers and directors, the Company believes that all such filing requirements applicable to its directors and executive officers during 1994 were complied with except that Carroll W. Suggs had one late report reporting one transaction.

                    BENEFICIAL OWNERSHIP OF VARCO SECURITIES

  The following table sets forth the beneficial ownership of Varco's Common Stock by the beneficial owners of more than 5% percent thereof, by each director of Varco, by certain executive officers and by all directors and executive officers of Varco as a group, as of March 1, 1995. Except as indicated in the table, there is no person known to the Company who owns beneficially 5% or more of Varco's Common Stock.

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL     PERCENT OF
            NAME OF BENEFICIAL OWNER(A)             OWNERSHIP(B)        CLASS
            ---------------------------           -----------------   ----------
   George Boyadjieff.............................      305,198(c)           +
   Talton R. Embry...............................       10,100(d)           +
   Robert J. Gondek..............................       27,714(e)           +
   Andre R. Horn.................................       11,000(d)           +
   Maurice E. Jacques............................       53,346(f)           +
   Richard A. Kertson............................       58,391(g)           +
   Jack W. Knowlton..............................       23,900              +
   Roger D. Morgan...............................       45,289(h)           +
   Leo J. Pircher................................      486,948(i)(j)      1.5%
   Walter B. Reinhold............................    1,140,291(j)(k)      3.4%
   Carroll W. Suggs..............................          500              +
   Robert A. Teitsworth..........................       16,000              +
   Eugene R. White...............................       25,000(l)           +
   James D. Woods................................    6,355,041(m)        19.0%
   Baker Hughes Incorporated.....................    6,346,041           19.0%
   The Prudential Insurance Company of America...    2,561,000(n)         7.7%
   All Directors and Executive Officers as a
    Group........................................    8,607,731(o)        25.5%

- - --------
 + Less than 1% of the shares of Common Stock outstanding on March 1, 1995.

(a) The address of each individual named in the table is c/o the Company, 743 North Eckhoff Street, Orange, California 92668. The address of Baker Hughes Incorporated ("Baker Hughes") is 3900 Essex Lane, Suite 1200, Houston, Texas 77210. The address of The Prudential Insurance Company of America is Prudential Plaza, Newark, New Jersey 07102. All individuals named in the table are directors or executive officers of the Company.

(b) The named beneficial owners have sole voting and investment power with respect to the listed shares except as otherwise indicated in the footnotes below.

(c) Includes 194,000 shares issuable upon exercise of options. Also includes 400 shares held for the benefit of Mr. Boyadjieff's children; Mr. Boyadjieff disclaims beneficial ownership of such shares.

(d) Includes 5,000 shares issuable upon exercise of options.

(e) Includes 22,000 shares issuable upon exercise of options.

(f) Includes 26,400 shares issuable upon exercise of options.

(g) Includes 42,000 shares issuable upon exercise of options.

(h) Includes 42,000 shares issuable upon exercise of options.

(i) Includes 373,348 shares held by trusts of which Mr. Pircher is the sole trustee and has sole voting and investment power. Mr. Pircher disclaims beneficial ownership of such shares.

(j) Includes 78,400 shares held by a trust of which Mr. Pircher and Mr. Reinhold are trustees and share voting and investment power. Messrs. Pircher and Reinhold disclaim beneficial ownership of such shares.

(k) Includes 8,200 shares Mr. Reinhold owns jointly with his spouse, with respect to which he shares voting and investment power with his spouse. Also includes 45,020 additional shares, all owned by Mr. Reinhold's spouse, with respect to which Mr. Reinhold shares voting and investment power and disclaims beneficial ownership. Does not include 49,957 shares with respect to which Mr. Reinhold's spouse acts as custodian and with respect to which she has sole voting and investment power and Mr. Reinhold disclaims beneficial ownership.

(l) Includes 5,000 shares issuable upon exercise of options and 20,000 shares held by a trust of which Mr. White and his spouse are trustees and share voting and investment power.

(m) Includes the 6,346,041 shares owned by Baker Hughes with respect to which Mr. Woods shares voting and investment power and disclaims beneficial interest.

(n) The Prudential Insurance Company of America has shared voting power and shared investment power with respect to 2,544,500 shares. Information with respect to the beneficial ownership of The Prudential Insurance Company of America is taken from a Schedule 13G, dated February 7, 1995, filed by The Prudential Insurance Company of America with the SEC.

(o) Includes 417,400 shares issuable upon exercise of options by seven executive officers and three directors of the Company.

  Walter B. Reinhold, Baldwin Reinhold, Jr., the estate of Charlotte Reinhold Lorenz, deceased, and Baldwin T. Reinhold, the son of Baldwin Reinhold, Jr., are parties to an Agreement dated as of June 11, 1981 (the "Shareholders' Agreement") imposing certain restrictions on transfers of shares of Common Stock owned by them at the time the Shareholders' Agreement became effective and any additional voting securities of the Company issued with respect thereto by way of stock dividend, stock split or other distribution. Specifically, the Shareholders' Agreement prohibits any transfer except (1) any transfer pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (2) the sale by any party of not more than 20,000 shares (adjusted to reflect any stock dividends, stock splits or reverse stock splits) during any 12-month period pursuant to Rule 144 promulgated under the Securities Act, (3) inter vivos gifts provided that the aggregate value given by any party to any one person during any 12-month period does not exceed $50,000 ($500,000 in the case of direct or indirect gifts to a member of the donor's family or the donor's former spouse), (4) bequests or inter vivos gifts, direct or indirect, to charitable institutions provided that the aggregate value given by any party to charitable institutions during any 12-month period does not exceed $2,000,000, (5) transfers by will or the laws of descent and distribution, or (6) transfers with the written consent of the holders of 80% of the shares then subject to the Shareholders' Agreement (the "Requisite Percentage"). Any transferee under clause (3) or (6) above must agree to be bound by the provisions of the Shareholders' Agreement restricting transfers unless, in the case of any transfer under clause (6), otherwise agreed by the parties approving such transfer, and any transferee under clause
(5) above other than a charitable institution is deemed to be bound by such provisions. The holders of the Requisite Percentage consented and agreed that, notwithstanding the provisions thereof, Baldwin Reinhold, Jr. could sell not more than 100,000 shares pursuant to Rule 144 during the 12-month period ended March 3, 1994; the estate of Charlotte Reinhold Lorenz could sell not more than 100,000 shares pursuant to Rule 144 during the 12-month period ending July 15, 1994; and Baldwin T. Reinhold could sell not more than 40,000 shares pursuant to Rule 144 during the 12-month period ending July 19, 1994. Pursuant to such consents, the estate of Charlotte Reinhold Lorenz, Baldwin Reinhold, Jr., and Baldwin T. Reinhold have sold 100,000 shares, 68,000 shares and 40,000 shares, respectively. In addition, the holders of the Requisite Percentage have consented and agreed that Baldwin T. Reinhold, in his capacity as trustee of a charitable remainder unitrust, could sell not in excess of an additional 100,000 shares pursuant to Rule 144 during the 12-month period ended January 3, 1996. As of the date hereof, Mr. Reinhold has not sold any shares pursuant to such consent.

  On March 24, 1995, the Company commenced a "Dutch auction" cash tender offer (the "Tender Offer") to purchase up to 5,300,000 shares of its Common Stock at a purchase price not greater than $8.00 nor less than $6.75 per share. The Tender Offer is being made only by the Company's Offer to Purchase, dated March 24, 1995 and the related Letter of Transmittal. The Company has been advised that Baldwin T. Reinhold, in his capacity as trustee of a charitable remainder trust, intends to tender 100,000 shares pursuant to the Tender Offer; Howard Perry Lorenz, in his capacity as executor of the estate of Charlotte Reinhold Lorenz intends to tender 100,000 shares pursuant to the Tender Offer; and Mr. Lorenz, in his capacity as trustee under a trust for the benefit of Charlotte L. Llanes, intends to tender 20,000 shares pursuant to the Tender Offer. Any such tender will require the consent of the Requisite Percentage, which the Company anticipates will be obtained.

  Unless sooner terminated by the parties, the restrictions under the Shareholders' Agreement terminate on May 22, 1996. Approximately 3,500,000 shares of Common Stock, or 10.5% of the shares outstanding at March 1, 1995, are currently subject to the Shareholders' Agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's overall compensation and benefit programs, and for administering the compensation of its executive officers.

  The objective of the Company's executive compensation program is to attract, motivate and retain executive officers by ensuring that appropriate total compensation is paid for positions of equivalent responsibility compared to its peer companies. Peer company compensation practices are determined from surveys conducted specifically for the Company as well as published studies. Principal among the former is a survey of approximately 50 industrial companies having revenue and market capitalization similar to that of the Company ("Comparable Company" group). Published surveys considered are mainly those specifically covering the oilfield services industry and include a number of companies having a market capitalization substantially larger than the Company. The Peer Group used for comparative purposes in the Stock Performance Graph is Standard & Poors industry group 395, Oil Well Equipment and Services. The companies included in that group are all much larger than the Company, and are not part of the Comparable Company group.

  Compensation for executive officers consists of three components: base salary, incentive compensation and stock options.

SALARY

  Salaries of executive officers other than the Chairman and the Chief Executive Officer are based upon the Salary Grade to which their position is assigned, and such factors as experience, qualifications, and individual performance. Salary ranges for each Salary Grade are primarily based on similar positions at companies in the Comparable Company group and are reviewed annually. The midpoint of each Salary Grade is targeted at approximately the 75th percentile of the Comparable Company group. Rather than using a Salary Grade, the CEO's salary is compared to the actual salaries of CEO's in the Comparable Company group as well as other oilfield service companies. The CEO's salary is targeted at approximately the 75th percentile of the Comparable Company group, and is more subjectively compared to his peers in other oilfield service companies. The salary of the Chairman has not been increased in the past three years, as he no longer serves as Chief Executive Officer of the Company.

  The actual salary for each executive officer is established by the Compensation Committee, considering the relative position of his/her current salary within the range for the Salary Grade, and the executive's performance rating. That performance rating is a subjective evaluation, taking into account such factors as: financial performance of the business unit for which the executive is responsible (as measured principally by Operating Profit and Operating Profit Return on Average Net Assets Employed, in each case as compared to the Annual Financial Plan), achievement of that unit's annual goals, attainment of the executive's personal goals, and his/her overall contribution to the Company's performance.

  For executive officers other than the Chairman and the CEO, 1994 base salaries averaged 100.7% of the applicable Salary Grade midpoint, with a low of 85.0% and a high of 113.8%.

INCENTIVE COMPENSATION

  The purpose of the Company's Management Incentive Bonus Plan is to provide incentive compensation in the form of cash and stock bonuses to those employees who have a substantial impact on financial performance, for the achievement of above average financial results. The plan includes executive officers, managers and other selected key employees. Division participants' cash incentive bonuses are based on Division financial performance, and Corporate management's cash incentive bonuses are based on overall Company financial results.

  The general criteria for measuring financial performance are profitability and return on investment. At the consolidated total Company level the specific criteria are Earnings Per Share and Return on Average Net Investment. At the Division level they are Operating Profit and Operating Profit Return on Average Net Assets Employed. For 1994 profitability measures represented a weighting of approximately 60 per cent and return on investment measures comprised the remaining 40 per cent.

  At the beginning of each year, the Compensation Committee establishes, for each Division as well as the overall Company, a series of performance levels for each financial performance criteria. These performance levels are based primarily on the Annual Financial Plan, also taking into account previous financial results, industry and market conditions, and long-term financial goals.

  The Compensation Committee also establishes bonus percentages at each performance level for every Salary Grade. In establishing this percentage the Committee considers the total potential bonus payout at each performance level, in relation to the associated pre-tax income amount; also taking into account the bonus-to-salary relationship in the Comparable Company group. For 1994, bonus percentages at the "target" or mid-range performance level were approximately 60 per cent of the average cash bonus among Comparable Companies. No bonus is payable unless a minimum financial performance level is achieved.

  An individual participant's potential bonus is calculated by multiplying his/her annual salary by the bonus percentage for his/her Salary Grade at the performance level achieved. This potential bonus may be adjusted based on superior individual performance and contribution, subject to a maximum increase of 25%.

  In 1994 two Divisions significantly exceeded their "target" performance levels, and eligible employees received cash bonuses averaging approximately 67 per cent above those payable at the target level; and two Divisions fell modestly short of the target performance level and eligible employees received cash bonuses 10-20 per cent below the amount available at the target performance level. The overall Company performance exceeded the target level, and Corporate officers' cash bonuses averaged approximately 10 per cent above the target amount. No discretionary adjustments to executive officer bonuses were made in 1994.

  The Compensation Committee administers the Company's Stock Bonus Plan and is authorized to provide additional compensation to executive officers and other key employees in the form of awards of Common Stock ("Stock Awards"). Such Stock Awards are generally granted to all participants in the Management Incentive Bonus Plan based upon overall Company financial performance, i.e. Earnings Per Share and Return on Average Net Investment. For 1994, the Compensation Committee granted Stock Awards to each participant in the Management Incentive Bonus Plan with a value (based on the $6.375 mean between the high and low sales prices of the Company's Common Stock on the date of grant) equal to one-third of the Management Incentive Plan bonus amount associated with such individual's Salary Grade at the overall Company performance level actually achieved.

STOCK OPTIONS

  The Company's 1990 Stock Option Plan is intended to encourage key employees of the Company to continue in the employment of the Company and to contribute to its growth and success by providing such employees a favorable opportunity to participate in the ownership of the Company by acquiring its Common Stock. The Stock Option Plan permits the granting of incentive stock options, non-statutory stock options and stock appreciation rights. The Compensation Committee is authorized to designate the optionees, to determine the number of shares for each optionee, and to fix the exercise price (which may not be less than the fair market value at the date of grant), the term and the vesting schedule.

  Stock Options are generally granted annually, and generally are extended from executive management through supervisory and senior professional levels. The total pool of shares to be granted is determined by the Compensation Committee after considering the number of shares available under the Stock Option Plan and the current market price. The total shares are then allocated among participants based upon each optionee's salary grade. A limited number of subjective adjustments are made to reflect significant variations in individual contribution and performance. No such adjustments to the option shares granted to executive officers were made in 1994. The total dollar value (based on current market value as well as on an option pricing model) of options granted to each executive officer, expressed as a percentage of annual salary, is evaluated against the compensation practices of the Comparable Company group. The value of awards to executive officers, expressed as a percentage of base salary, are typically below the average of that group.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Consistent with all other executive officers, the CEO's 1994 compensation was based on a combination of individual performance and overall Company performance. Mr. Boyadjieff's total compensation includes base salary, incentive compensation and stock options.

  Mr. Boyadjieff's salary for fiscal 1993 was $380,000. His salary was increased to $415,000 effective January 2, 1994. In establishing this level, the Committee took into consideration the fact that Mr. Boyadjieff's 1993 salary was approximately ten per cent below the 75th percentile of salaries for CEO's in the Comparable Company group. Additionally, the Committee considered the actual salaries of the Chief Executive Officers of other public companies in the oilfield services industry of comparable size to the Company, which salaries were consistent with the Comparable Company group.

  The Compensation Committee considers Mr. Boyadjieff's leadership to be instrumental in the past and continued success of the Company. They also take note of his recognition within the industry as a leading authority on the application and development of new technology to drilling equipment, and his role as chief technical officer for the Company.

  Based on the criteria established for the Management Incentive Bonus Plan and the Company's 1994 financial performance, Mr. Boyadjieff was eligible for a cash bonus equivalent to 33% of his 1994 base salary. Since the Company's financial performance was above the "target" level, this bonus amount was approximately ten per cent above that available at the "target" performance level. In accordance with the awards described above, Mr. Boyadjieff also received a Stock Bonus having a value equal to 1/3 of the base bonus amount. For fiscal 1993 Mr. Boyadjieff received an incentive bonus equal to 29.7% of his base salary. In each of 1993 and 1994 Mr. Boyadjieff's cash bonus, expressed as a per cent of base salary, was below the average of bonuses granted to CEO's in the Comparable Company group.

  Mr. Boyadjieff was granted options to purchase 30,000 shares of Common Stock in 1994. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant and have a term of ten years with a five-year vesting schedule. Using an option pricing model, the value of these options, expressed as a percent of base salary, was at approximately the 25th percentile of CEO's in the Comparable Company group.

CONCLUSION

  The Compensation Committee believes that the Company's executive compensation programs are effective in attracting, motivating and retaining outstanding executives and that they are consistent with the long-term interests of the Company and its shareholders.

                                          The Compensation Committee

                                          James D. Woods, Chairman
                                          Jack W. Knowlton
                                          Robert A. Teitsworth

                             EXECUTIVE COMPENSATION

COMPENSATION AND STOCK OPTION INFORMATION

  The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its four other highest paid executive officers for the years indicated. Two additional tables provide detailed information about these employees' stock options.


                           SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                   COMPENSATION
                                                   ------------
                                     ANNUAL
                               COMPENSATION(A)(B)     AWARDS
                               ------------------- ------------
                                                    SECURITIES
   NAME AND PRINCIPAL                               UNDERLYING    ALL OTHER
        POSITION          YEAR  SALARY    BONUS(C)   OPTIONS    COMPENSATION(D)
   ------------------     ---- --------- --------- ------------ --------------
George Boyadjieff........ 1994 $ 415,000 $ 182,595    30,000        $4,185
 Chief Executive Officer  1993 $ 380,000 $ 146,860    30,000        $5,520
                          1992 $ 350,000 $       0    30,000        $1,676
Walter B. Reinhold....... 1994 $ 250,000 $ 109,995                  $3,976
 Chairman                 1993 $ 250,000 $  90,000                  $5,520
                          1992 $ 250,000 $       0                  $1,676
Richard A. Kertson....... 1994 $ 200,000 $  64,001    15,000        $4,417
 Vice-President--Finance
  and Chief               1993 $ 180,000 $  48,000    15,000        $4,244
  Financial Officer       1992 $ 155,000 $       0    15,000        $1,418
Roger D. Morgan.......... 1994 $ 185,000 $  64,136    15,000        $3,976
 Vice-President and
  President--Varco        1993 $ 170,000 $  51,560    15,000        $4,032
  Drilling Systems
   Division               1992 $ 160,000 $       0    15,000        $1,249
Robert J. Gondek......... 1994 $ 175,000 $  60,666    15,000        $3,976
 Vice-President and
  President--Martin       1993 $ 160,000 $  37,325    15,000        $3,622
  Decker/TOTCO Instrumen-
   tation Division        1992 $ 145,000 $  21,895    15,000        $1,341

- - --------
(a) Perquisites are excluded as their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.

(b) In August of 1994 the Company adopted a deferred compensation plan (the Varco International Inc. Executive Management Savings Plan) whereby officers of the Company and its subsidiaries can defer up to 50% of their salary and 100% of their bonus. For 1994 Mr. Boyadjieff deferred $25,000 of his bonus; Mr. Kertson deferred $45,390 of his bonus; and Mr. Morgan deferred $1,494 of his salary. Amounts reported include the deferred amounts.

(c) Consists of cash bonuses under the Management Incentive Bonus Plan and the fair market value at the date of award of Common Stock awarded under the Stock Bonus Plan. The cash bonuses and stock awards were paid in the first quarter of the subsequent year for services rendered in the year indicated.

(d) For 1994 such amounts represent allocations (including the Company's contribution and forfeitures) pursuant to the Profit Sharing Retirement Plan and in the case of Messrs. Boyadjieff and Kertson the dollar value of the benefit from premiums paid on life insurance policies in the amounts of $209 and $441, respectively. For 1992 and 1993 such amounts represent allocations (including the Company's contribution and forfeitures) pursuant to the Profit Sharing Retirement Plan. With the exception of Mr. Reinhold, all individuals named above are also participants in the Supplemental Executive Retirement Plan (the "Supplemental Plan"), which provides for retirement, death and disability benefits. The Supplemental Plan provides for a total benefit (the "normal retirement benefit"), which vests at the rate of 10% per year of service, is fully vested upon death, and is prorated in the event of early retirement but not in the event of disability. The normal retirement benefit is payable in 120 equal monthly installments commencing upon the earlier of retirement or death or, in the case of disability or early retirement, generally commencing at age 65. In the event of a change in ownership of the Company, as defined in the Internal Revenue Service regulations for "golden parachute payments", benefits become fully vested subject to the limitation that the increase in benefits may not be greater than three times the participant's salary. At December 31, 1994, the normal retirement benefits for the named participants were as follows: Mr. Boyadjieff, $1,237,500; Mr. Morgan, $650,000; Mr. Kertson, $575,000; and Mr. Gondek, $530,000. With the
    exception of Mr. Gondek, whose vested normal retirement benefit was $212,000, all of the foregoing individuals were fully vested at December 31, 1994. The Supplemental Plan is unfunded.

  On August 2, 1994, the Board of Directors approved the Executive Management Savings Plan (the "Executive Savings Plan"), which is designed to provide supplemental retirement income benefits to the Company's executive and divisional officers by enabling participants to defer up to 50% of their salary and up to 100% of their bonuses. Participants in the Executive Savings Plan may also participate in the Company's "split-dollar" life insurance program pursuant to which the Company will purchase a life insurance policy for a premium equal to the amounts deferred plus any additional amount required to provide a minimum death benefit. Amounts payable to a participant under the Executive Savings Plan are offset by any benefits paid under the participant's life insurance policy. In addition to providing death benefits, the life insurance policies are intended to provide security for the payment of benefits under the Executive Savings Plan (a) in the event that (1) the participant's employment is terminated without cause or (2) the participant terminates his or her employment for "Good Reason" within three years following a "Change in Control"; (b) at the participant's election upon two years' advance notice; or
(c) in the event of the participant's disability. "Good Reason" is defined as one of the following events without the participant's consent: (a) a significant adverse change in the participant's position or a change of more than 50 miles in the participant's business location; (b) a reduction in the participant's base salary; or (c) the elimination or reduction of benefit plans by the Company without providing substitutes therefor. The term Change in Control has the same definition as under the Director Savings Plan described above under the caption "Director Compensation". If the Company purchases 5,300,000 shares of its Common Stock pursuant to the Tender Offer described above under the caption "BENEFICIAL OWNERSHIP OF VARCO SECURITIES", and, as Baker Hughes has represented to the Company is its intention, Baker Hughes does not tender any shares pursuant to the Tender Offer, Baker Hughes will become the owner of more than 20% of the Company's Common Stock, resulting in a Change in Control under the "split-dollar" life insurance program.

                             OPTION GRANTS IN 1994

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                                                                ANNUAL RATES OF STOCK
                                                                               PRICE APPRECIATION FOR
                                           INDIVIDUAL GRANTS                        OPTION TERM(C)
                         ----------------------------------------------------- -----------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO
                          OPTIONS   EMPLOYEES  EXERCISE PRICE
                         GRANTED(A) IN 1994(B)   PER SHARE    EXPIRATION DATE      5%          10%
                         ---------- ---------- -------------- ---------------- ----------- -----------
G. Boyadjieff...........   30,000     13.94%       $6.69      February 6, 2004 $   126,441 $   319,113
R. Kertson..............   15,000      6.97%        6.69      February 6, 2004      63,221     159,557
R. Morgan...............   15,000      6.97%        6.69      February 6, 2004      63,221     159,557
R. Gondek...............   15,000      6.97%        6.69      February 6, 2004      63,221     159,557

                                                           ASSUMED PRICE
                                                           APPRECIATION
                                                     --------------------------
                                                          5%            10%
                                                     ------------  ------------
Assumed price per share at 2/6/04..................  $      10.90  $      17.33
Gain on one share valued at $6.69 at 2/7/94........  $       4.21  $      10.64
Gain on all shares (based on 33,385,870 shares out-
 standing at 3/1/94)...............................  $140,554,513  $355,225,657
Gain for all 1994 optionees (based on 215,250 op-
 tions)............................................  $    906,203  $  2,290,260
Optionee gain as a percentage of total shareholder
gain...............................................          0.64%         0.64%

- - --------
(a) All options were granted pursuant to the 1990 Stock Option Plan and have a term of 10 years. The exercise price of the options is the mean between the high and low sales prices of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape on the date of grant. The options are incentive stock options and become exercisable in five equal annual installments of 20% commencing one year after the date of grant. Options terminate upon termination of employment other than by death or retirement. In the event of death, the options may be exercised by the employee's personal representative for a period of up to 12 months to the extent vested at the time of death. In the event of normal retirement, the options become fully vested and are exercisable for a period of up to three months following retirement.

(b) The total number of options granted in 1994 was 215,250.

(c) Represents aggregate appreciation of 63% and 159% for assumed annual rates of appreciation of 5% and 10%, respectively, compounded annually for the ten-year option term.


                      AGGREGATED OPTION EXERCISES IN 1994
                        AND 1994 YEAR-END OPTION VALUES

                                                      NUMBER OF
                                                SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 1994        DECEMBER 31, 1994(A)
                                              ------------------------- -------------------------
                           SHARES
                          ACQUIRED    VALUE
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- - ----                     ----------- -------- ----------- ------------- ----------- -------------
G. Boyadjieff...........   74,780    $313,141   194,000      56,000      $329,989      $30,366
R. Kertson..............    5,000    $ 20,938    42,000      28,000        54,472       15,183
R. Morgan...............                         42,000      28,000        54,472       15,183
R. Gondek...............                         22,000      28,000         5,061       15,183

- - --------
(a) Represents the closing price for Varco Common Stock on December 31, 1994 of $6.25 less the exercise price for all unexercised options for which the exercise price is less than such closing price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are James D. Woods, Jack W. Knowlton and Robert A. Teitsworth, none of whom is an officer or employee of the Company or any of its subsidiaries.

  Walter B. Reinhold, Chairman of the Board of the Company, is the Chairman of the Compensation Committee of Amdahl Corporation, and Eugene R. White, who was an executive officer of Amdahl Corporation during 1994, is a director of the Company.

  In early 1994, the Company paid to The Knowlton Company, of which Mr. Knowlton is President and owner, a finder's fee of $100,000 in connection with the Company's purchase of Metrox, Inc.

                         STOCK PERFORMANCE INFORMATION

  The following graph presents the cumulative, five-year total return for Varco Common Stock compared with the S&P 500 Stock Index and a peer group of companies index. The Company uses the S&P Oil Well Equipment and Service Index for its peer group of companies index.

  The graph assumes that the value of the investment in Varco Common Stock, the S&P 500 Stock Index and the peer group of companies index each was $100 on December 31, 1988 and that all dividends were reinvested.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG VARCO INTERNATIONAL, INC.,
                       S&P 500 INDEX AND S&P GROUP INDEX



                               GRAPH APPEARS HERE




      DECEMBER 31,                  1989  1990    1991    1992    1993    1994
      ------------                  ---- ------- ------- ------- ------- -------
      Varco International.......... $100 $118.97 $ 81.03 $ 63.79 $ 82.76 $ 86.21
      S & P 500....................  100   96.88  126.42  136.08  149.80  151.78
      Peer Group(1)................  100  111.82  105.22  103.34  112.20  103.09

(1) The Peer Group is the S&P industry group 395, Oil Well Equipment and Services Group. The companies included in the SP Group Index are all much larger than the Company, and accordingly did not constitute significant factors in the compensation surveys considered by the Compensation Committee.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The Company's facilities in Orange, California are leased under two leases, each of which includes certain officers, directors and shareholders of the Company as lessors. One lease is a net ground lease (as amended, the "Plant Lease"), which covers approximately nine acres on which the Company's warehousing and manufacturing facilities are located, and the other lease is a net lease (the "Office Lease") which covers an office building containing approximately 26,000 square feet.

  The lessors under the Plant Lease are Walter B. Reinhold, the estate of Charlotte Reinhold Lorenz, deceased, Leo J. Pircher, Baldwin T. Reinhold, a trust created by Mrs. Lorenz for the benefit of her daughter, and G. J. Becker, a retired employee of the Company, and his spouse. The lessors under the Office Lease are Walter B. Reinhold, the estate of Mrs. Lorenz, Mr. Pircher, Baldwin
T. Reinhold, and the G. J. Becker Family Trust. The land subject to the Plant Lease was acquired in March 1975 for approximately $446,000 and leased to Varco on March 7, 1975.

  The term of the Plant Lease expires December 31, 2012, and the Plant Lease provides for an upward (but not downward) adjustment of rental based on fair rental value in the years 1982, 1987, 1992, and 2002. The rent under the Plant Lease is currently $40,000 per month, as adjusted in 1987; no adjustment was required in 1992. In addition to rent, the Company is obligated to pay real estate taxes, insurance and other expenses. The Company has the right to purchase the property covered by the Plant Lease from the lessors each year during the term of such Lease at the greater of the original cost of the property to the lessors or the fair market value at the time of exercise as agreed upon by the Company and the lessors or, if they fail to agree, as determined by an independent appraisal.

  The land and office building subject to the Office Lease were purchased by the lessors thereunder and leased to the Company effective September 29, 1988. The purchase price for such property was approximately $2,000,000. In addition, such lessors paid the amount of $560,000 to the Company representing the estimated cost of tenant improvements required by the Company.

  The term of the Office Lease expires on December 31, 1998. The rent under the Office Lease is currently $24,000 per month and is subject to adjustment on May 1, 1996, and November 1, 1998, based on any increase in the consumer price index, subject to a minimum increase of 3% per annum and a maximum increase of 7% per annum. The Company is also obligated to pay real estate taxes, insurance and other expenses.

  The Company has an option to extend the Office Lease for 60 months at a monthly rental equal to 95% of fair market rent (but not less than the then current monthly rental) at the commencement of the option period. The monthly rental during the option period is subject to adjustment during the 30th month of the option period based on any increase in the consumer price index and subject to the same minimum and maximum as applicable during the primary term of the Office Lease.

  Management believes that the terms of both the Plant Lease and the Office Lease are reasonable and no less favorable to the Company than the terms which it would have been able to obtain if the respective properties subject thereto had been leased from unrelated parties.

  Leo J. Pircher is a member of Pircher, Nichols & Meeks, general counsel for the Company. The fees paid by the Company to Pircher, Nichols & Meeks for 1994 did not exceed 5% of such firm's 1994 gross revenues.

                   AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

  The Varco 1980 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board of Directors and approved by the Company's shareholders in 1980. Amendments to the Stock Purchase Plan were approved by the shareholders in 1981, 1984, 1985 and 1990. The 1990 amendments (a) increased the number of shares subject to the Stock Purchase Plan from 650,000 to 1,000,000 and (b) extended the term of the Stock Purchase Plan from ten to fifteen years. In February 1995, the Stock Purchase Plan was further amended by the Board of Directors to (i) increase the number of shares subject to the Stock Purchase Plan from 1,000,000 to 2,000,000 and (ii) to extend the term of the Stock Purchase Plan from 15 years to 25 years following its effective date. The closing price of the Company's Common Stock, as reported on the New York Stock Exchange Composite Tape on March 31, 1995, was $7.625.

  The purpose of the amendment increasing the number of shares subject to the Stock Purchase Plan is to make additional shares available for sale under the Stock Purchase Plan through its extended termination date of April 1, 2005. The purpose of extending the term of the Stock Purchase Plan is to continue to provide eligible employees with an incentive to advance the best interests of the Company by enabling them to purchase voluntarily Common Stock of the Company at a favorable price and upon favorable terms. In the event that these amendments, which are discussed more fully below, are not approved by the affirmative vote of the holders of a majority of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting, the Stock Purchase Plan will terminate effective as of April 1, 1995.

  As of December 31, 1994, there were approximately 1,127 employees eligible to participate in the Stock Purchase Plan for the purchase period commencing April 1, 1995. As of March 1, 1995, there were approximately 364 employees participating in the Stock Purchase Plan for the purchase period commencing October 1, 1994. Each officer of the Company (including nominees for election as director who are also officers) who is a regular full-time employee of the Company is eligible to participate in the Stock Purchase Plan.

  The purpose of the Stock Purchase Plan is to attract and retain employees of outstanding abilities by providing the means by which they may acquire an equity participation in the Company on favorable terms. The Stock Purchase Plan authorizes eligible employees to make regular and systematic purchases of Common Stock through payroll deductions. All regular full-time employees who have completed at least three months' continuous service are eligible to participate in the Stock Purchase Plan. However, an employee may not participate if in doing so he or she would own stock possessing 5% or more of the total combined voting power or value of all classes of the Company's stock. Prior to the adoption of the February 1995 amendments, the aggregate number of shares subject to the Stock Purchase Plan was 1,000,000. As amended, the aggregate number of shares subject to the Stock Purchase Plan is 2,000,000, subject to adjustment to reflect changes in the Company's Common Stock such as stock dividends, subdivisions or combinations.

  Each eligible employee may become a participant in the Stock Purchase Plan by delivering a payroll deduction authorization during the 30-day period preceding the commencement of each six-month purchase period designating a stated amount to be deducted from such employee's compensation on each payday and paid into the Stock Purchase Plan for such employee's account. In the event that the proposed amendments to the Stock Purchase Plan are not approved by the shareholders at the Annual Meeting, all payroll deductions made under the Stock Purchase Plan subsequent to March 31, 1995, will be refunded to the participating employees.

  Each participant in the Stock Purchase Plan will automatically be deemed to exercise his or her rights on each date of exercise (the last day of each plan period) to the extent that the balance then in such participant's account under the Stock Purchase Plan is sufficient to purchase whole shares of the Company's Common Stock at the "purchase plan price". The "purchase plan price" is an amount equal to 85% of the fair market value of the Common Stock on the date of exercise or on the date the participant commenced participation in the Stock Purchase Plan with respect to the plan period in question, whichever is less. The Stock Purchase Plan provides for six-month purchase periods commencing on April 1 and October 1 of each year. Under the Stock Purchase Plan, an employee's election to participate will be for a six-month period and participants will be deemed to have exercised their rights on each September 30 and March 31. A participant may terminate his or her participation in the Stock Purchase Plan at any time by notice to the Company.

  As amended, the Stock Purchase Plan will remain in effect through April 1, 2005, unless it is sooner terminated by resolution adopted by the Board of Directors. Termination of the Stock Purchase Plan by action of the Board of Directors may not diminish the rights of any existing participant nor impair the Company's obligations under any outstanding rights. The Board of Directors may amend the Stock Purchase Plan at any time and from time to time, subject to the required approval by holders of more than 50% of the outstanding shares of the Company entitled to vote for any amendment of the Stock Purchase Plan (i) to change the number of shares reserved for issuance under the Stock Purchase Plan or (ii) to decrease the purchase plan price.

  Participation in the Stock Purchase Plan is voluntary and depends upon each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Stock Purchase Plan are not determinable. During 1994, only two of the executive officers named in the Summary Compensation Table participated in Stock Purchase Plan, namely George Boyadjieff and Robert J. Gondek. During this period Mr. Boyadjieff purchased 2,812 shares with a dollar benefit to him (representing the respective market values at the dates of purchase less the corresponding purchase prices payable under the Stock Purchase Plan) of $2,293, and Mr. Gondek purchased 519 shares with a dollar benefit to him of $423. During 1994 all executive officers of the Company as a group purchased 10,069 shares with an aggregate dollar benefit of $8,211, and all other employees as a group purchased 111,858 shares with an aggregate dollar benefit of $91,296.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS TO THE STOCK PURCHASE PLAN.

                         AMENDMENT OF STOCK BONUS PLAN

  The Varco Stock Bonus Plan (the "Bonus Plan") was adopted by the Board of Directors and approved by the Company's shareholders in 1985. The Bonus Plan permits the award of additional compensation to selected key employees of the Company in the form of Stock Awards, payable in shares of the Company's Common Stock. As March 15, 1995, 333,858 shares of the Company's Common Stock had been granted as Bonus Awards under the Bonus Plan, all payable in full at the time of grant. The closing price of the Company's Common Stock, as reported on the New York Stock Exchange Composite Tape on March 31, 1995, was $7.25.

  In February 1995, the Stock Bonus Plan was amended by the Board of Directors to (i) increase the number of shares subject to the Stock Bonus Plan from 500,000 to 1,000,000 and (ii) to extend the term of the Stock Bonus Plan from 10 years to 15 years following its effective date. The purpose of the amendment increasing the number of shares subject to the Stock Bonus Plan is to make additional shares available under the Stock Bonus Plan through its extended termination date of December 13, 2000. The purpose of extending the term of the Stock Bonus Plan is to continue to promote the interests of the Company and its subsidiaries by providing key employees of the Company and its subsidiaries who are primarily responsible for the management, growth and success of its business, the opportunity to participate in a stock bonus program designed to reward them for services rendered and to encourage them to continue in the employ of the Company. Management of the Company believes that the Bonus Plan is necessary to enable the Company and its subsidiaries to attract and retain key employees. In the event that these amendments, which are discussed more fully below are not approved by the affirmative vote of the holders of a majority of the Company's Common Stock, present or represented and entitled to vote at the Annual Meeting, the Stock Bonus Plan will terminate effective as of December 13, 1995.

  As of March 15, 1995, approximately 75 employees were eligible to participate in the Bonus Plan.

  The maximum number of shares of Common stock which may be issued pursuant to the amended Bonus Plan is 1,000,000. In the event that the outstanding shares of Common Stock are increased or decreased as a result of stock dividends, stock splits, recapitalizations or other changes in corporate structure effected without the receipt of consideration, the number of shares subject to Bonus Awards then outstanding and the number of shares available under the Bonus Plan are to be appropriately adjusted by the Compensation Committee.

  The Bonus Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority, subject to the provisions of the Bonus Plan, to select the employees to participate in the Bonus Plan, to grant Bonus Awards under the Plan, to determine the number of shares of Common Stock to be subject to each Bonus Award and the payment schedule applicable thereto and to determine all other matters relating to the Bonus Plan.

  Key employees of the Company and its subsidiaries, as determined by the Compensation Committee, may be granted Bonus Awards payable in shares of Common Stock of the Company in recognition of services rendered to the Company. The Bonus Plan does not limit the number of shares which may be issued to any one employee. Each officer of the Company (including nominees for election as director who are also officers) is eligible to participate in the Bonus Plan.

  Any Bonus Award granted under the Bonus Plan may, in the discretion of the Compensation Committee, be payable in full at such time as shall be determined by the Compensation Committee or be payable in one or more installments at such times and over such period (not to exceed 5 years) as the Compensation Committee may determine. In the event of the termination of an employee's employment with the Company, other than by reason of death or retirement, any Bonus Award held by him shall terminate to the extent it has not already been paid. In the event of the death of an employee, any Bonus Award held by him at the time of his death shall continue to be payable in accordance with its terms to his legal representative or other person entitled thereto. In the event of retirement of an employee, either pursuant to the Company's Profit Sharing Retirement Plan or pursuant to the approval of the Compensation Committee, any Bonus Award held by him shall become payable immediately upon retirement.

  The Board of Directors may amend or terminate the Bonus Plan at any time, but no such amendment or termination shall affect any Bonus Award granted prior to such amendment or termination. In addition, shareholder approval is required for any amendment which would (a) increase the maximum number of shares of Common Stock subject to the Bonus Plan (other than in connection with adjustments made in accordance with the terms of the Bonus Plan), (b) materially increase the benefits accruing to participants under the Bonus Plan, or (c) materially modify the eligibility requirements for participation in the Bonus Plan. As amended and unless sooner terminated, the Bonus Plan will terminate on the earlier of December 13, 2005 or such date as all shares available for the grant of Bonus awards under the Bonus Plan shall have been granted.

  Future grants of Bonus Awards under the Bonus Plan are within the discretion of the Compensation Committee and, accordingly, future benefits under the Bonus Plan are not presently determinable. For 1994, the Compensation Committee granted Stock Awards in early 1995, based on the Company's overall 1994 financial performance to participants in the Company's Management Incentive Bonus Plan, which also provides for cash bonuses. For the executive officers named in the Summary Compensation Table the dollar values of these Stock Awards (based on the $6.375 mean between the high and low sales prices of the Company's Common Stock on the date of grant) were as follow: Mr. Boyadjieff, $45,645; Mr. Reinhold, $27,495; Mr. Kertson, $16,001; Mr. Morgan, $12,336; and
Mr. Gondek, $11,666. These amounts are included in the Summary Compensation Table. The dollar value of these Stock Awards for all executive officers as a group was $140,811, for all other employees as a group, $221,162.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS TO THE BONUS PLAN.

                 APPROVAL OF 1994 DIRECTORS' STOCK OPTION PLAN

  The Directors' Plan was adopted by the Board of Directors on August 11, 1994 (the "Approval Date"). The Directors' Plan provides for the automatic grant of options to non-employee directors of the Company. All options granted under the Directors' Plan are non-statutory options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The maximum number of shares of Common Stock which may be issued upon the exercise of options granted under the Directors' Plan is 650,000, subject to adjustment in certain circumstances. The closing price of the Company's Common Stock, as reported on the New York Stock Exchange Composite Tape on March 31, 1995, was $7.625.

  The purpose of the Directors' Plan is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain highly qualified non-employee directors and by encouraging increased ownership of the Company's Common Stock by such directors.

  Pursuant to the terms of the Directors' Plan an option to purchase 5,000 shares was granted on the Approval Date to each non-employee director holding office at such date at an exercise price of $6.3125 per share. If the Directors' Plan is not approved at the Annual Meeting (or at another shareholders' meeting duly called and held on or before July 31, 1995) by the affirmative vote of the holders of a majority of the Company's Common Stock present or represented and entitled to vote thereat, all outstanding options under the Directors' Plan will be void, and no additional options will be granted thereunder.

  The principal terms of the Directors' Plan are summarized below, and the full text of the Directors' Plan is set forth in Appendix A hereto, to which reference is made for a more complete understanding of the Directors' Plan.

SHARES SUBJECT TO DIRECTORS' PLAN

  The maximum number of shares of Common Stock which may be issued upon the exercise of options granted under the Directors' Plan is 650,000, subject to adjustment in the event of stock dividends, split-ups, consolidations, recapitalizations, reorganizations or similar events. Any shares subject to options granted under the Directors' Plan, which expire or terminate without having been exercised in full, shall again become available for issuance under the Directors' Plan.

ADMINISTRATION

  The Directors' Plan will be administered by a committee appointed by the Board of Directors, consisting of not less than three directors. As permitted by the Directors' Plan, the Board of Directors has designated the Compensation Committee as the committee under the Directors' Plan. All costs and expenses incurred in the administration of the Directors' Plan will be paid by the Company.

  The Compensation Committee has the authority to interpret the Directors' Plan provided, however, that the Directors' Plan is intended to meet the criteria for a "formula plan" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, the Compensation Committee has no discretion with respect to (1) the eligibility or selection of directors to be granted options under the Directors' Plan, (2) the timing of the grant of any option, (3) the number of shares subject to any option or the exercise price thereof, or (4) any other matter or determination which would cause the Directors' Plan not to meet such criteria.

ELIGIBILITY

  All directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Directors' Plan. Under this criteria eight of the current directors of the Company are eligible to participate in the Plan.

GRANT OF OPTIONS

  The Directors' Plan provides for the automatic grant of "initial" options and "annual" options. An initial option is automatically granted to each eligible director (1) on the date of his or her election as a director in the case of each eligible director who was not a director on the Approval Date, (2) on the Approval Date for each eligible director in office on such date and (3) on the date a person becomes an eligible director because of the termination of his or her employment by the Company or any subsidiary. Annual options are automatically granted to each eligible director on the second Thursday of August in each year, commencing with the year 1995 and to and including the year 2003.

TERMS OF OPTIONS

  The number of shares subject to each option granted under the Plan is 5,000, and the exercise price is equal to the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price is payable in full at the time of exercise of an option and may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise), or partly in cash and partly in shares of Common Stock. The purchase price must be accompanied by the amount requested by the Company for the purpose of satisfying any tax withholding liability. The number of shares to be subject to each option to be granted and the exercise price and the number of shares subject to each outstanding option are subject to adjustment in the event that the number of shares subject to the Directors' Plan is adjusted.

  The term of each option is 10 years from the date of grant, subject to earlier termination in the event that a director ceases to be an eligible director for any reason. The Directors' Plan provides for the exercise of options (1) by a holder or his or her guardian or legal representative for a period of 12 months following such holder's death or disability and (2) by a holder for a period of three months following the date he or she ceased to be an eligible director for any reason other than death or disability, provided that if such holder dies within such three-month period, he or she shall be deemed to have died on the date he or she ceased to be an eligible director and any options shall be exercisable in accordance with the provisions of clause
(1) above. Options granted under the Directors' Plan also terminate in the event of the merger, consolidation, reorganization, liquidation or dissolution of the Company unless, in the case of a merger, consolidation or reorganization, the agreement with respect thereto provides otherwise. No option granted under the Directors' Plan is transferable except by will or the laws of descent and distribution and any such option is exercisable during the holder's lifetime only by him or her or in the event of disability, his or her guardian or legal representative.

  Each option granted under the Directors' Plan becomes exercisable in two equal installments on the first and second anniversaries of the date of grant. Options outstanding under the Directors' Plan also become exercisable in full upon the occurrence of a "Change in Control" of the Company and during the 30-day period prior to any merger, consolidation, reorganization, liquidation or dissolution of the Company unless, in the case of a merger, consolidation or reorganization, the outstanding options are assumed by the continuing or surviving corporation. A Change in Control of the Company occurs if any person or "group" as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains control of more than 50% of the Company's outstanding Common Stock or as a result of a contested election, directors in office before such election cease to constitute a majority of the Board of Directors.

AMENDMENT AND TERMINATION

  The Board of Directors may amend or terminate the Directors' Plan at any time, but no such amendment or termination shall affect any option granted prior thereto. In addition, (1) shareholder approval is required for any amendment which would (a) materially increase the benefits accruing to participants thereunder, (b) materially increase the number of shares which may be issued thereunder, or (c) materially modify the requirements as to eligibility for participation and (2) the Directors' Plan may not be amended more than once every six months other than to comply with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended. Unless sooner terminated, the Directors' Plan will terminate 10 years from the Approval Date.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief description of certain aspects of the Federal income tax treatment to the Company and the directors of options granted under the Directors' Plan and the use of Common Stock as payment for shares received upon the exercise of such options. Such description is based upon Federal tax law (the Code, the Income Tax Regulations and administrative and judicial precedent) in effect on the date hereof. Such law may be changed or modified at any time in a way that might affect the tax treatment to the Company or the directors.

  Under current law, the grant of an option under the Directors' Plan to a director will not result in taxable income to the director or in a deduction to the Company. Subject to the discussion contained immediately below relating to "short-swing" profits as to the timing of the recognition of income and the determination of the amount of such income, a director exercising an option will generally recognize ordinary income in an amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price, and the Company will be entitled to a deduction in a like amount. At the time that the shares are acquired, the director's basis in such shares generally will be the fair market value of the shares on the date that income is recognized to the director, and any gain or loss resulting from a subsequent sale of the shares will generally be a capital gain or loss.

  A director selling shares acquired through the exercise of an option within six months following the grant of the option will be subject to the "short-swing" profit recapture provisions of Section 16(b) of the Exchange Act. Because of this possible recapture, such a director will realize income only upon the lapse of the six-month period under Section 16(b) unless he or she elects under the Code to recognize income immediately upon the exercise of the option. Such a director will generally recognize ordinary income in an amount equal to the difference between: (x) the fair market value of the shares on the earlier to occur of the date that the "short-swing" profit recapture provisions no longer apply or the date on which the shares are sold; and (y) the exercise price, and the Company will be entitled to a deduction in a like amount. Due to the fact that an option granted under the Directors' Plan generally is not exercisable for a year following the date of grant, it will generally not be possible to have a sale of shares within six months of the date of grant. However, this result could obtain if the exercisability of an option is accelerated due to a Change in Control or certain mergers, recapitalizations or reorganizations.

  A director who elects to pay all or a portion of the exercise price in connection with the exercise of an option by delivering shares of Common Stock generally will be subject to tax (and the Company will receive a deduction) as described above. A portion of the newly-acquired shares of Common Stock will assume the basis of the Common Stock delivered to the Company and have a "tacked" holding period which includes the period during which the shares so delivered were held. The remainder of the newly-acquired shares will have a basis equal to their fair market value as of the date income is recognized to the director, and the holding period for such shares will begin on such date.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS' PLAN.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for the annual period ending December 31, 1995. If the shareholders do not ratify this appointment, the Board of Directors will consider whether the appointment of other independent auditors is in the best interests of the Company. The Company anticipates that representatives of Ernst & Young LLP will be in attendance at the Annual Meeting, and that such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The Company's Audit Committee and Board of Directors recommend a vote FOR the ratification of the appointment of Ernst & Young LLP. Ratification of such selection requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and entitled to vote at the Annual Meeting.

                                 OTHER MATTERS

  While the Board of Directors has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 1996 Annual Meeting must be received no later than December 1, 1995, to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting, and should be addressed to the Secretary of the Company at the Company's principal executive office.

                                          VARCO INTERNATIONAL, INC.

                                          Donald L. Stichler
                                              Secretary

Orange, California
April 5, 1995

                                                                      APPENDIX A

                           VARCO INTERNATIONAL, INC.

                       1994 DIRECTORS' STOCK OPTION PLAN

1. PURPOSE

  The purpose of this 1994 Directors' Stock Option Plan (the "Plan") of Varco International, Inc. (the "Company") is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain highly qualified directors who are not also employees of the Company or any of its subsidiaries and by encouraging increased ownership of shares of the Common Stock of the Company (the "Common Stock") by such directors.

2. ADMINISTRATION

  The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which shall consist of not less than three directors of the Company. The Board may designate its Compensation Committee, if any, as the Committee. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable. Notwithstanding the foregoing, the Plan is intended to meet the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act") and, more specifically, to meet the criteria for a plan providing for "formula awards" set forth in Rule 16b-3(c)(2)(ii) or any successor rule or regulation, and, accordingly, the Committee shall have no discretion with respect to the eligibility or selection of directors to be granted options ("Options") under the Plan, the timing of the grant of any Option, the number of Shares subject any Option or the exercise price thereof, or any other matter or determination which would cause the Plan not to meet such criteria. Decisions of the Committee shall be final and binding upon all parties having an interest in the Plan.

3. PARTICIPATION

  All directors of the Company who are not employees of the Company or any subsidiary of the Company ("Eligible Directors") shall be eligible to participate in the Plan. As used herein, "subsidiary" shall mean any corporation at least 50% of the outstanding voting stock of which is owned, directly or indirectly through one or more intermediaries, by the Company.

4. COMMON STOCK SUBJECT TO THE PLAN

  Subject to adjustment as provided in Section 7 of the Plan, the maximum number of shares of Common Stock which may be issued upon the exercise of Options shall be 650,000. Such shares shall be authorized but unissued shares. If any Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares which were subject thereto shall again become available for issuance under the Plan.

5. GRANTS OF OPTIONS

  (a) Initial Grants. There shall be granted to each Eligible Director (i) on the date of his or her initial election as a member of the Board in the case of each Eligible Director who was not a member of the Board of Directors on the date the Plan was approved by the Board (the "Board Approval Date"), (ii) on the Board Approval Date in the case of each Eligible Director who is a member of the Board on the Board Approval Date, and (iii) on the date a person becomes an Eligible Director by virtue of the termination of his or her employment by the Company or any subsidiary of the Company in the case of each Eligible Director who was not an Eligible Director on the date of his or her initial election as a member of the Board or on the Board Approval Date, an Option to purchase 5,000 shares of Common Stock.

  (b) Annual Grants. There shall be granted to each Eligible Director annually on the second Thursday of August in each year, commencing with the year 1995 and to an including the year 2003, an Option to purchase 5,000 shares of Common Stock ("Annual Grant Option").

  (c) Election. Any Eligible Director may elect not to receive an Annual Grant Option, but only by written notice delivered to the Committee not less than six months prior to the date of grant of such Option.

  (d) Adjustments. The number of shares subject to any outstanding Option and the number of shares subject to any Option to be granted under this Section 5 shall be subject to adjustment from time to time as provided in Section 7 of the Plan.

  (e) No Limitation on Removal. No Option granted under this Section 5 shall be construed as limiting any right which either the shareholders of the Company or the Board may have to remove at any time, with or without cause, any Eligible Director from the Board.

6. TERMS AND CONDITIONS OF OPTIONS

  Each Option shall be evidenced by a written instrument in substantially the form of Exhibit 1 attached hereto or in such other form as may be approved by the Committee and shall be subject to the following terms and conditions:

    (a) Term. The term of each Option shall be ten years from its date of grant, subject to earlier termination in accordance with Section 7(b) of the Plan or as follows:

      (i) If any Eligible Director shall cease to be an Eligible Director for any reason other than his or her death or disability (within the meaning of Section 422(c)(6) of the Internal Revenue Code of 1986, as amended (the "Code")) while holding an Option which has not expired and has not been fully exercised, such holder may exercise such Option to the extent that it was exercisable at the time he or she ceased to be an Eligible Director at any time within three months after the date on which such holder ceased to be an Eligible Director, but in no event later than ten years from the date such Option was granted. Such Option shall terminate upon the expiration of such period unless the holder dies prior to such expiration, in which event he or she shall be deemed to have died on the date he or she ceased to be an Eligible Director, and such Option be exercisable and terminate in accordance with the provisions of paragraph (ii) below.

      (ii) If any Eligible Director shall cease to be an Eligible Director by reason of his or her death or disability (within the meaning of Section 422(c)(6) of the Code), while holding an Option which has not expired and has not been fully exercised, such holder (or his or her guardian or legal representative) may exercise such Option to the extent that it was exercisable at the time he or she ceased to be an Eligible Director by reason of such death or disability at any time within twelve months after the date on which such person ceased to be an Eligible Director, but in no even later than ten years from the date such Option was granted. Such Option shall terminate upon the expiration of such period.

    (b) Exercise Price. The purchase price for each share of Common Stock subject to an Option shall be equal to 100% of the Fair Market Value (as hereinafter defined) of the Common Stock on the date such Option is granted. As used in the Plan, "Fair Market Value" on any date shall be equal to the mean of the high and low sales prices of a share of Common Stock on such date (or if such date is not a trading day or there are no sales reported on such date, on the next preceding trading day for which sales are reported), based on the composite or consolidated transactions for New York Stock Exchange issues reported by The Wall Street Journal (or if The Wall Street Journal is not then being published, by The New York Times or such other source as shall be determined by the Committee.) In the event that the Common Stock ceases to be listed on the New York Stock Exchange, the method of determining Fair Market Value shall be determined by the Committee. The exercise price of outstanding Options shall be subject to adjustment from time to time in accordance with Section 7 of the Plan.

    (c) Exercisability. Each Option shall become exercisable with respect to 50% of the shares subject thereto on the first anniversary of the date of grant of such Option and with respect to the remaining 50% on the second anniversary of such date of grant, provided that the holder is an Eligible Director on the applicable anniversary date. Notwithstanding the foregoing, in the event that (i) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding Common Stock or (ii) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company, then immediately upon the occurrence of any such event (a "Change in Control") each outstanding Option shall become exercisable with respect to all shares subject thereto. Options shall also become exercisable pursuant to the provisions of Section 7(b) of the Plan.

    (d) Exercise and Payment. An Option may be exercised only by written notice to the Company at its principal executive office by the person entitled to exercise such Option, stating the number of shares of Common Stock with respect to which such Option is being exercised and accompanied by payment of the full purchase price for the shares with respect to which it is exercised. The minimum number of shares of Common Stock with respect to which an Option may be exercised at any one time shall be 500, unless the number of shares with respect to which the Option is being exercised is the total number of shares available for purchase under the Option. The purchase price may be paid in cash, in shares of Common Stock owned by the Holder, or partly in cash and partly in shares of Common Stock. The value of shares of Common Stock delivered in payment of the purchase price shall be their Fair Market Value, as of the date of exercise. Upon receipt of such notice and payment and payment of any amount on account of withholding taxes as provided in paragraph (e) below, the Company shall promptly issue and deliver to the holder (or other person entitled to exercise the Option) a certificate or certificates for the number of shares of Common Stock as to which the exercise is made. No holder of an Option shall have any rights as an owner of Common Stock until the date of issuance to him or her of such certificate or certificates.

    (e) Withholding Taxes. It shall be a condition to the obligation of the Company to issue shares of Common Stock upon the exercise of an Option, that the holder pay to the Company the amount requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes.

    (f) Transferability. No Option shall be transferable by the holder thereof otherwise than by will or the laws of descent and distribution and any such Option shall be exercisable during the holder's lifetime only by him or her, or in the event of disability, by his or her guardian or legal representative.

    (g) Nonstatutory Options. Each Option shall be a nonstatutory option not intended to qualify as an incentive stock option under Section 422 of the Code.

    (h) Compliance with Law. The exercise of each Option shall be on the condition that the purchase of shares of Common Stock thereunder shall be for investment purposes, and not with a view to resale or distribution unless such shares are registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Company such registration is not required under such Act, or any other applicable law, rule or regulation.

7. ADJUSTMENTS

  (a) In the event of any change in the outstanding Common Stock by reason of stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like events (as determined by the Committee), an appropriate and proportionate adjustment shall be made by the Committee in the number of shares available for issuance under the Plan, in the number of shares of Common Stock to be subject to Options to be granted under Section 5 of the Plan, and in the number of shares subject to, and the exercise price of shares of Common Stock subject to Options outstanding under the Plan with respect to any unpurchased shares. Any such adjustment to an outstanding Option shall be made without a change in the total exercise price applicable to such unpurchased shares but with a corresponding adjustment in the per share exercise price. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment under this Section 7(a).

  (b) Notwithstanding anything in paragraph (a) above to the contrary, in the event of any merger, consolidation or other reorganization of the Company in which the Company is not the surviving or continuing corporation (as determined by the Committee) or in the event of the liquidation or dissolution of the Company, all Options shall terminate on the effective date of the merger, consolidation, reorganization, liquidation or dissolution unless, in the case of a merger, consolidation or reorganization, the agreement with respect thereto provides otherwise. Notwithstanding any other provision of the Plan to the contrary, all outstanding Options shall be exercisable with respect to all shares subject thereto for a period of 30 days prior to the effective date of any such merger, consolidation, reorganization, liquidation or dissolution unless, in the case of a merger, consolidation or reorganization, such Options are assumed by the continuing or surviving corporation.

8. AMENDMENT

  The Plan may be amended at any time and from time to time by the Board, provided, however, that shareholder approval shall be required for any amendment materially increasing the benefits accruing to participants under the Plan, materially increasing the number of shares of Common Stock which may be issued under the Plan (except as permitted by Section 7 of the Plan) or materially modifying the requirements as to eligibility for participation in the Plan and provided, further, that the Plan may not be amended more than once every six months other than to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. No amendment to the Plan shall impair the rights of a holder of an Option granted prior to its adoption without such holder's consent.

9. REGULATORY REQUIREMENTS

  (a) The Company may require that any holder, as a condition of the exercise of any Option, to represent and establish to the satisfaction of the Company that all shares of Common Stock acquired upon the exercise of such Option will be acquired for investment and not with a view to resale or distribution. The Company may prevent the sale or other disposition of any shares acquired pursuant to the exercise of an Option until it is satisfied that such sale or other disposition would not be in contravention of applicable state or Federal securities laws.

  (b) No Option shall be exercisable in whole or in part at any time the Board shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to such Option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the exercise of such Option or the issuance of shares of Common Stock thereunder, unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

10. TERMINATION

  The Plan shall terminate upon the earlier of the adoption by the Board of a resolution terminating the Plan or ten years from the Board Approval Date. The termination of the Plan shall not affect the validity of any Option outstanding under the Plan at the date of termination, but no Option shall be granted under the Plan subsequent to its termination.


11. STOCKHOLDER APPROVAL

  The Plan shall become effective upon its adoption by the Board, subject to approval by the shareholders of the Company on or before July 31, 1995, by the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at a meeting duly held in accordance with the laws of the State of California. In the event such approval is not obtained, all Options granted under the Plan shall be void and without effect, and no additional Options shall be granted under the Plan.

                                                                       EXHIBIT 1

                           VARCO INTERNATIONAL, INC.

                             DIRECTOR STOCK OPTION

  VARCO INTERNATIONAL, INC., a California corporation, hereby grants to____ (the "Holder") a stock option pursuant and subject to the terms and conditions of the 1994 Directors' Stock Option Plan (the "Plan") of the Company and upon the terms and conditions set forth below. Capitalized terms used and not otherwise defined in this Option shall have the respective meanings set forth in the Plan.

  1. STOCK OPTION. The Company grants to the Holder the right and option to purchase from the Company an aggregate of _shares of Common Stock of the Company at an exercise price of $__ per share. This Option shall become exercisable with respect to shares on _, and with respect to the remaining _shares on _, provided that the Holder is an Eligible Director on the applicable date. Notwithstanding the foregoing, this Option shall become exercisable with respect to all shares of Common Stock subject hereto immediately upon the occurrence of a Change in Control and shall become exercisable with respect to all such shares in certain events in accordance with the provisions of Section 7(b) of the Plan. This option shall be a nonstatutory option not intended to qualify as an incentive stock option under Section 422 of the Code.

  2. TERM. The term of this Option is ten years commencing on _and ending on __, subject to earlier termination in accordance with Section 7(b) of the Plan or as follows:

    (a) If the Holder shall cease to be an Eligible Director for any reason other than his or her death or disability (within the meaning of Section 422(c)(6) of the Code), prior to the expiration of this Option, the Holder may exercise this Option to the extent that it was exercisable at the time he or she ceased to be an Eligible Director at any time within three months after the date on which he or she ceased to be an Eligible Director, but in no event later than ____. This Option shall terminate upon the expiration of such period unless the Holder dies prior to such expiration, in which event he or she shall be deemed to have died on the date he or she ceased to be an Eligible Director, and this Option be exercisable and terminate in accordance with the provisions of paragraph (b) below.

    (b) If the Holder shall cease to be an Eligible Director by reason of his or her death or disability (within the meaning of Section 422(c)(6) of the Code), prior to the expiration of this Option, the Holder (or his or her guardian or legal representative) may exercise this Option to the extent that it was exercisable at the time he or she ceased to be an Eligible Director by reason of such death or disability at any time within twelve months after the date on which he or she ceased to be an Eligible Director, but in no event later than ___________. This Option shall terminate upon the expiration of such period.

  3. EXERCISE AND PAYMENT. This Option may only be exercised by written notice to the Company at its principal executive office by the person entitled to exercise this Option, stating the number of shares of Common Stock with respect to which it is being exercised (which shall be not less than 500 shares unless this Option is being exercised with respect to the total number of shares available for purchase hereunder) and accompanied by payment of the full purchase price for the shares with respect to which this Option is being exercised. The purchase price may be paid in cash, in shares of Common Stock owned by the Holder, valued at their Fair Market Value on the date of exercise, determined as provided in the Plan, or partly in cash and partly in shares of Common Stock. It shall be a condition to the exercise of this Option that the Holder pay to the Company the amount requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes.The Holder shall not have any rights as an owner of Common Stock by reason of the exercise of this Option until the date of issuance to him or her of a certificate or certificates representing the shares of Common Stock purchased.

  4. ADJUSTMENTS. The number of shares of Common Stock subject to this Option and the exercise price is subject to adjustment as provided in Section 7 of the Plan.

  5. TRANSFERABILITY. This Option may not be transferred by the Holder otherwise than by will or the laws of descent and distribution and during the Holder's lifetime shall be exercisable only by him or her, or in the event of disability, by his or her guardian or legal representative.

  6. COMPLIANCE WITH LAW. The exercise of this Option shall be on the condition that the purchase of shares of Common Stock hereunder shall be for investment purposes, and not with a view to resale or distribution unless such shares are registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Company such registration is not required under such Act, or any other applicable law, rule or regulation.

  7. REGULATORY REQUIREMENTS.

  (a) The Company may require that the Holder, as a condition of any exercise of this Option, represent and establish to the satisfaction of the Company that all shares of Common Stock to be acquired upon such exercise will be acquired for investment and not with a view to resale or distribution. The Company may prevent the sale or other disposition of any shares acquired pursuant to any exercise of this Option until it is satisfied that such sale or other disposition would not be in contravention of applicable state or Federal securities laws.

  (b) This Option shall not be exercisable in whole or in part at any time the Board shall determine in its discretion that the listing or qualification of the shares of Common Stock subject hereto on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the exercise of this Option or the issuance of shares of Common Stock hereunder, unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

  8. CONFLICT. In the event of any conflict between the terms and provisions of this Option and the terms and provisions of the Plan, the terms and provisions of the Plan shall govern.

  9. GOVERNING LAW. This Option shall be governed by and interpreted in accordance with the laws of the State of California.

                                          VARCO INTERNATIONAL, INC.

                                          BY_________________________________
                                            Title:

Dated:_________________________

                            PROXY       VARCO INTERNATIONAL, INC. 743 North
   [Logo]                               Eckhoff Street Orange, California
                                        92668

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
  DIRECTORS.

  The undersigned hereby appoints WALTER B. REINHOLD,
  GEORGE BOYADJIEFF and RICHARD A. KERTSON, and any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of Varco
  International, Inc., to be held at the Anaheim Marriott
  Hotel, 700 Convention Way, Anaheim, California on
  Thursday, May 18, 1995 at 10:00 a.m. for the following purposes:




  PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

                         (continued from reverse side)
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
                                       0
  [                                                   ]




1. ELECTION OF DIRECTORS
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
   G. Boyadjieff, T. Embry, A. Horn, M. Jacques,J. Knowlton, L. Pircher, W. Reinhold,C. Suggs, R. Teitsworth, E. White, J. Woods

                   FOR all         WITHHELD          FOR ALL
                   nominees        from all          except
                                   nominees         as marked.
                      0                0                0

2. PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S 1980 EMPLOYEE STOCK PURCHASE PLAN. (The Board of Directors recommends a vote FOR.)

                           FOR    AGAINST    ABSTAIN
                            0        0          0

3. PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S STOCK BONUS PLAN. (The Board of Directors recommends a vote FOR.)

                           FOR    AGAINST    ABSTAIN
                            0        0          0

4. PROPOSAL TO APPROVE THE COMPANY'S 1994 DIRECTORS' STOCK OPTION PLAN. (The Board of Directors recommends a vote FOR.)

                           FOR    AGAINST    ABSTAIN
                            0        0          0

5. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY. (The Board of Directors recommends a vote FOR.)

                           FOR    AGAINST    ABSTAIN
                            0        0          0

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH NOMINEE NAMED ABOVE (AND VOTES WILL BE CUMULATED, IF APPLICABLE, IN SUCH MANNER AS THE PROXY HOLDERS MAY DETERMINE IN THEIR DISCRETION) AND FOR PROPOSALS 2, 3, 4 AND 5.

                                Dated: __________________________________, 1995

                                Signature _____________________________________

                                Signature if jointly
                                held __________________________________________
                                IMPORTANT: IN SIGNING THIS PROXY PLEASE SIGN
                                YOUR NAME(S) ON THE SIGNATURE LINE(S) IN THE
                                SAME WAY AS IT IS STENCILED ON THIS PROXY. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. EACH JOINT TENANT SHOULD SIGN.